EXHIBIT 5.1

Troy & Gould Professional Corporation
1801 Century Park East, 16th Floor
Los Angeles, California 90067

June 7, 2005

Cash Technologies, Inc.
1434 West 11th Street
Los Angeles, California 90015

Re: Registration Statement on Form S-8 for Cash Technologies.

Ladies and Gentlemen:

The referenced Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Cash Technologies., a Delaware corporation (the “Corporation”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers 95,000 shares of the Corporation’s common stock, $0.001 par value (the “Common Stock”), issued to (i) Kazim Baygan, the principal of Baytek Software Development Corp., pursuant to that certain Agreement, dated October 9, 2004, as amended, between the Corporation and Baytek Software Development Corp., and (ii), Bob Bleyhl pursuant to that certain Consulting Agreement For Services, dated April 1, 2005 (the foregoing agreements are herein collectively referred to as the “Plans”). We are rendering this opinion pursuant to Item 8(a) of Form S-8 and Item 601(b)(5) of Regulation S-K.

In connection with this opinion, we have relied on an officer’s certificate regarding certain factual matters, and have examined records of proceedings of the Corporation’s Board of Directors deemed by us to be relevant to this opinion and other documents and agreements we deemed necessary for purposes of expressing the opinion set forth herein. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

In our examination, we have assumed (without investigation or inquiry) the legal capacity of all natural persons, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which we did not independently establish or verify, we have relied on statements and representations of officers and other representatives of the Corporation and others.

The law covered by our opinion is limited to the internal laws of the State of California and the General Corporation Law of the State of Delaware. We neither express nor imply any opinion with respect to the laws of any other jurisdiction, and we assume no responsibility with respect to the application or effect of the laws of any other jurisdiction.

This opinion is provided to the Corporation and the Commission for their use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent. The only opinion rendered by us consists of the matter set forth below, and no opinion may be implied or inferred beyond that expressly stated.

Based upon the foregoing, it is our opinion that the 95,000 shares of Common Stock covered by the Registration Statement and issued pursuant to the Plans, have been legally and validly issued and are fully paid and nonassessable shares of the Corporation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Troy & Gould Professional Corporation